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                                                                    Exhibit 99.1
Investor Contact
John Pitt
Instinet Group Incorporated
212 310 7481
john.pitt@instinet.com

Media Contact
Stephen Austin
Instinet Group Incorporated
212 310 4037
stephen.austin@instinet.com


                       INSTINET GROUP BOARD MEMBER RESIGNS

NEW YORK, December 8, 2003 - Instinet Group Incorporated (Nasdaq: INGP) today announced that Glenn H. Hutchins has resigned from Instinet Group's Board of Directors. Mr. Hutchins has served as a director of Instinet Group since September 20, 2002, and is a founder and managing member of Silver Lake Partners, a leading private equity investment firm. In addition, Silver Lake has advised Instinet and the other shareholders party to the shareholder arrangements entered into at the time of the Instinet-Island merger that it is withdrawing its participation in those agreements. Silver Lake Partners currently owns less than three percent of Instinet Group's total common shares outstanding.

"I have enjoyed serving on Instinet's Board and was pleased to be able to oversee a smooth management transition following Instinet's acquisition of the Island ECN," said Hutchins. "With a premier management team firmly in place, Instinet now has a very solid footing as a market leader, making this an appropriate time for me to shift my focus to other portfolio companies."

"On behalf of the Board and management of Instinet Group, I would like to thank Glenn for his outstanding service on the Instinet Board. All of us deeply appreciate his time, dedication and commitment. We will miss him both for his sound advice and valued friendship during his tenure on the Board. We wish him the best in his future endeavors," said Edward J. Nicoll, Chief Executive Officer of Instinet Group.

About Instinet

Instinet, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Our services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, have the opportunity to gain price improvement for their trades and lower their overall trading costs. Instinet is part of the Reuters family of companies.

Through our electronic platforms, our customers also can access over 40 securities markets throughout the world, including NASDAQ, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with

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access to research generated by us and by third parties, as well as various informational and decision-making tools. We act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale.

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. While Instinet believes the information contained herein is reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. These statements speak only as of this news release and Instinet undertakes no obligation to update publicly any of the information contained herein, in light of new information or future events.

(C) 2003 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Inet ATS, Inc. (formerly The Island ECN, Inc.), member NASD/NSX/SIPC, is a subsidiary of Instinet Group Incorporated. Instinet, LLC, (formerly Instinet Corporation), member NASD/SIPC, is a subsidiary of Instinet Group Incorporated.